SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, DC 20549

                      ______________________

                      SCHEDULE 13G

          UNDER THE SECURITIES EXCHANGE ACT OF 1934
                     (AMENDMENT NO. 1 )*


              HEALTHCARE IMAGING SERVICES, INC.
        ---------------------------------------------
                      (Name of Issuer)



                COMMON STOCK, $.01 PAR VALUE
        ---------------------------------------------
               (Title of Class of Securities)



                          421939109
        ---------------------------------------------
                       (CUSIP Number)


                    _____________________


Check the following box if a fee is being paid with this statement <square>. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





SEC 1745 (2-95)

CUSIP NO.  421939109                     13G                   PAGE 2 of 5 Pages

- ---------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            DVI Financial Services Inc.
            Federal ID # 22-2725339
- ---------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP{*}                            (A) <square>
                                                                                       (B) <square>
- ---------------------------------------------------------------------------------------------------
3       SEC USE ONLY

- ---------------------------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware corporation
- ---------------------------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------------

             NUMBER OF                   5      SOLE VOTING POWER

              SHARES                            0
                                         ----------------------------------------------------------
           BENEFICIALLY                  6      SHARED VOTING POWER

             OWNED BY                           0
                                         ----------------------------------------------------------
               EACH                      7      SOLE DISPOSITIVE POWER

             REPORTING                          0
                                         ----------------------------------------------------------
              PERSON                     8      SHARED DISPOSITIVE POWER

               WITH                             0

- ---------------------------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
- ---------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES{*}            <square>
- ---------------------------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0
- ---------------------------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON{*}

        CO
- ---------------------------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).  NAME OF ISSUER:

    THE NAME OF THE ISSUER IS HEALTHCARE IMAGING SERVICES, INC. (THE
    ---------------------------------------------------------------------------
    "COMPANY").
    ---------------------------------------------------------------------------

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

    THE ADDRESS OF  THE  PRINCIPAL  EXECUTIVE OFFICES OF THE COMPANY IS:  200
    ---------------------------------------------------------------------------
    SCHULZ DRIVE, RED BANK, NEW JERSEY 07701.
    ---------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON FILING:

    THE NAME OF THE PERSON FILING IS DVI FINANCIAL SERVICES, INC.
    ---------------------------------------------------------------------------

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

    THE ADDRESS OF THE PRINCIPAL BUSINESS OFFICE OF DVI FINANCIAL SERVICES,
    ---------------------------------------------------------------------------
    INC. IS 500 HYDE PARK, DOYLESTOWN, PA 18901.
    ---------------------------------------------------------------------------



ITEM 2(C).  CITIZENSHIP:

    DVI FINANCIAL SERVICES, INC. IS A DELAWARE CORPORATION AND THEREFORE A
    ---------------------------------------------------------------------------
    CITIZEN OF THE UNITED STATES OF AMERICA.
    ---------------------------------------------------------------------------




ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

    THIS STATEMENT RELATES TO THE COMPANY'S COMMON STOCK, PAR VALUE $0.01 PER
    ---------------------------------------------------------------------------
    SHARE (THE "COMMON STOCK").
    ---------------------------------------------------------------------------



ITEM 2(E). CUSIP NUMBER:

    THE CUSIP NUMBER IS 421939109.
    ---------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

    (a)  <square>  Broker or dealer registered under Section 15 of the Act,

    (b)  <square>  Bank as defined in Section 3(a)(6) of the Act,

    (c)  <square>  Insurance Company as defined in Section 3(a)(19) of the Act,

    (d)  <square>  Investment  Company  registered  under  Section   8  of  the
                   Investment Company Act,

    (e)  <square>  Investment  Adviser  registered  under  Section  203  of the
                   Investment Advisers Act of 1940,

    (f)  <square>  Employee Benefit Plan, Pension Fund which is subject to  the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; SEE 13d-1(b)(1)(ii)(F),

    (g)  <square>  Parent  Holding   Company,  in  accordance  with  Rule  13d-
                   1(b)(ii)(G); SEE Item 7,

    (h)  <square>  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.  OWNERSHIP.

    If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

    (a)  Amount beneficially owned:
                   0
         ----------------------------------------------------------------------

    (b)  Percent of class:

                   0
         ----------------------------------------------------------------------

    (c)  Number of shares as to which such person has:

         (i) Sole power to vote or to direct the vote                     0
                                                      -------------------------
         (ii) Shared power to vote or to direct the vote                  0
                                                        -----------------------
         (ii) Sole power to dispose or to direct the disposition of      0
                                                                   ------------
         (iv) Shared power to dispose or to direct the disposition of   0
                                                                     ----------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following <checked-box>.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

    Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

    Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

    Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

    Not Applicable.

ITEM 10. CERTIFICATION.

    Not Applicable.

                                   SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    	July  24, 1996


                                 	/S/ MELVIN C. BREAUX
					                             Vice President and
					                             General Counsel















                                                   (Bulletin No. 147, 9-15-92)